Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE, dated as of October 24, 2013, to the Indenture (as defined below), is hereby entered into by and between Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Issuer”), and U.S. Bank National Association, a national banking association (the “Trustee”) (this “Supplemental Indenture”).

RECITALS

WHEREAS, the Issuer has issued its 7.5% Convertible Senior Secured Notes due 2019 (the “Notes”) in the aggregate principal amount of $90,000,000 under and pursuant to the Indenture, dated as of May 3, 2013, by and between the Issuer and the Trustee (the “Indenture”).

WHEREAS, the Issuer has determined to enter into this Supplemental Indenture to cure a scrivener’s error the Issuer has identified in Section 11.01(c)(vi) of the Indenture and to conform such information to the information included in the “Description of Notes” Section of the Offering Memorandum of the Issuer dated April 25, 2013, in that the maximum number of shares the Issuer will deliver in connection with a conversion, including those delivered in connection with the Interest Make-Whole Amount, will not exceed 221.7294 shares per $1,000 principal amount of Notes, and not 188.7059 shares as currently stated in the Indenture.

WHEREAS, pursuant to Section 10.01(b) of the Indenture, the Issuer and the Trustee may enter into this Supplemental Indenture without the consent of any holder of the Notes to conform the terms of the Indenture to the “Description of Notes” Section of the Offering Memorandum.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS
Section 1.01. Amendment to Section 11.01(c)(vi). The following Section 11.01(c)(vi) of the Indenture is hereby amended and restated as follows:

Notwithstanding the foregoing, in no event will the shares of Common Stock the Company delivers in connection with a conversion, including those delivered in connection with the Interest Make-Whole Amount, exceed 221.7294 shares per $1,000 principal amount of Notes, subject to adjustment at the same time and in the same manner as the Conversion Rate pursuant to Section 11.05 (the “Maximum Conversion Rate”).  If, pursuant to the Company’s election to deliver Common Stock in connection with the settlement of the Interest Make-Whole Amount, it would be required to deliver an aggregate number of shares of Common Stock in excess of such threshold, the Company shall deliver cash in lieu of any shares of its Common Stock otherwise deliverable upon conversions in excess of such limitations (based on the simple average of the Daily VWAP for the 10 Trading Days ending on and including the Trading Day immediately preceding the Conversion Date).

ARTICLE II
MISCELLANEOUS

Section 2.01. Duplicates.  Each party may sign any number of copies of this Supplemental Indenture.   Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

Section 2.02. Successors and Assigns. All agreements of the Issuer and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 2.03. Severability.  To the extent permitted by applicable law, in case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.04. Governing Law. This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

Section 2.05. Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Issuer and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

SUPERNUS PHARMACEUTICALS, INC.,
as Issuer

By:  /s/ Jack A. Khattar______________________

      Name: Jack A. Khattar

      Title:   President, Chief Executive Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION
as Trustee

By:  /s/ Alison D.B. Nadeau____________
      Name:  Alison D.B. Nadeau
      Title:   Vice President